Exhibit 10.1

Annual Incentive Payment Criteria for Executive Officers

(Effective for Awards in 2023 in Respect of 2022)

Annual incentive awards for executive officers, including the CEO, are based on an assessment of Company performance relative to key financial and operational objectives. Each senior executive has an annual incentive target. A performance factor is applied to each of their targets to guide the Compensation Committee (the “Committee”) in its determination of their annual incentive awards.

This performance factor is determined using the average of three performance metrics: (i) earnings per share, or EPS, on an AOI basis, measured relative to the Company’s annual financial plan, (ii) the achievement of cost savings, on a run-rate basis, from transformation initiatives relative to the Company’s target, and (iii) ROE relative to the median ROE of a performance peer group.

For the 2022 performance period, the financial metrics, as reported, are adjusted for certain items to more appropriately reflect the operating performance of the Company’s businesses and to take into account certain financial market performance factors relative to the assumptions used in establishing the Company’s performance targets. Items excluded from the reported AOI data include:

1.

AOI on specified classes of non-coupon investments and prepayment fee and call premium income outside of a range of -10% to +10% of these types of earnings that are included in the Company’s annual financial plan.

2.	Actuarial assumption updates.

3.	Merger and acquisition activity including divestitures, integration and one-time costs.

4.	Accounting-related changes not included in the Company’s annual financial plan.

5.	Other items not considered representative of the results of operations for the period or not included in the Company’s annual financial plan.

The primary driver of the annual incentive awards made to the executive officers is the performance factor. The Committee also considers individual performance in determining annual incentive awards. Awards are subject to the Company’s “Clawback” Policy.

The Committee may award an annual incentive payment in recognition of an executive’s contributions during the year in which his or her employment ended.

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“Adjusted operating income”, or “AOI”, referred to above, differs from, and should not be viewed as a substitute for, income from continuing operations or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its businesses. EPS referred to above is determined on the basis of after-tax AOI. ROE referred to above is determined on the basis of after-tax AOI divided by average adjusted book value. Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses.